NINTH AMENDMENT TO LOAN AGREEMENT

THIS NINTH AMENDMENT (this "Amendment") dated as of May 3, 1995, by and among L.B. FOSTER COMPANY, a Delaware corporation, ALLEGHENY RAIL PRODUCTS, INC., a Pennsylvania corporation, MELLON BANK, N . A. ( "Mellon" ), NBD BANK ( "NBD" ) and CORESTATES BANK, N. A. ("CoreStates") (Mellon, NBD and CoreStates are hereinafter separately called a "Bank" and collectively the "Banks") and MELLON BANK, N.A., as agent for the Banks (in such capacity, the "Agent");

                   W I T N E S S E T H :

WHEREAS, the Borrower and the Banks are parties to a Loan Agreement dated February 15, 1990, as amended by the First Amendment to Loan Agreement dated November 29, 1990, by the Second Amendment to Loan Agreement dated May 22, 1991, by the Third Amendment to Loan Agreement dated as of January 29, 1992, by the Fourth Amendment to Loan Agreement dated as of May 11, 1992, by the Fifth Amendment to Loan Agreement dated as of September 25, 1992, by the Sixth Amendment to Loan Agreement dated as of April 20, 1993, by the Seventh Amendment to Loan Agreement dated as of December 31, 1993 and by the Eighth Amendment to Loan Agreement dated as of February 22, 1995 (as so amended and as the same may hereafter be amended from time to time called the "Agreement");

       WHEREAS, the Borrower has requested a temporary increase in the Commitment;

       WHEREAS, the Banks are prepared to make such an increase until October 31, 1995 pursuant to the terms of this Agreement;

       NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1. Commitment. Section 2.01 of the Agreement is hereby amended and restated in its entirety as follows:

Section 2.01. Commitments. Subject to the terms and conditions hereof, and relying upon the representations and warranties of the Borrower herein set forth, each Bank severally agrees to make Loans to Borrower, on any Business Day, at any time or from time to time prior to the Expiration Date, in an aggregate principal amount not exceeding at any one time outstanding the amount set forth opposite its name below (such amount, as the same may be reduced from time to time hereafter in accordance with Section 2.10(b) hereof, being herein referred to as the "Commitment"):

Name and address     Commitment until    Commitment   Percentage
     of Bank         October 31, 1995       from
                                         November 1,
                                         1995 until
                                         Expiration
                                            Date
Mellon Bank, N.A.       $19,406,250      $17,250,000   43.125%
One Mellon Bank Center
Pittsburgh, PA 15258
NBD Bank                $12,796,875      $11,375,000   28.4375%
611 Woodward Avenue
Detroit, MI  48226

CoreStates Bank, N.A.   $12,796,875      $11,375,000   28.4375%
Broad & Chestnut Sts.
Philadelphia, PA  19101

              Total     $45,000,000      $40,000,000   100%

provided, that the aggregate amount of Debt attributable to the Loans outstanding at any one time shall not exceed an amount equal to the sum of (a) 75% of Eligible Accounts plus (b) 45% of Eligible Inventory (the sum of such percentage of Eligible Accounts and Eligible Inventory being referred to herein collectively as the "Borrowing Base"); provided, further, that the sum of all Loans outstanding at any one time plus the face amount of all outstanding Letters of Credit shall not exceed the sum of the Banks' Commitments' provided, further, that the sum of the face amounts of all outstanding Letters of Credit shall not exceed $10,000,000 at any time; and provided, further, that the aggregate principal amount of Loans outstanding to Allegheny plus the face amount of all outstanding Letters of Credit issued for the account of Allegheny shall not in the aggregate exceed at any time the amount of $3,500,000.

It is the intention of the parties that (a) the aggregate outstanding principal balances of all Loans hereunder shall at no time exceed the lesser of (i) the sum of the Banks' Commitments less the face amounts of all outstanding Letters of Credit and (ii) the Borrowing Base, and if, at any time, an excess shall for any reason exist, the Borrower shall forthwith repay to the Agent for the ratable account of the Banks, in funds immediately available, the amount of such excess, together with all interest on the amount so repaid.

Within such limits of time and amount and provided that the conditions of lending set forth in Section 4.02 hereof are satisfied and that no Event of Default or Potential Event of Default has occurred and is continuing or exists, Borrower may borrow, prepay, repay and reborrow hereunder until the Expiration Date, when the Commitment of each Bank shall cease and all Loans shall become immediately due and payable in full. The proceeds of the Loans shall be used by Borrower for working capital, general corporate purposes.

      2. Conditions Precedent. The effectiveness of this
Amendment is conditioned upon the satisfaction of the following conditions precedent:

	     (a) the representations and warranties of the Borrower contained in the Agreement shall be true and no Event of Default shall have occurred and no condition or event shall have occurred or existed which would, after notice or lapse of time or both, constitute such an Event of Default;

	     (b) there shall have been delivered to the Agent copies of all documents evidencing corporate action taken by the Borrower permitting the increased borrowing contemplated by this Amendment and such corporate action shall be in form and scope satisfactory to the Agent and special counsel for the Agent, certified by the Secretary of the Borrower;

	     (c) Foster and Allegheny shall have acknowledged that the full amount of the Commitment constitutes Guaranteed
Indebtedness under the Guaranty and Suretyship Agreements;

	     (d) Foster shall have acknowledged that the full amount of the commitment constitutes Debt under the Pledge Agreement;

	     (e) the Notes shall be amended and restated to reflect the full amount of each Bank's Commitment; and

	     (f) all details in connection with this Amendment shall be satisfactory in form and substance to the Agent and its special counsel and there shall have been delivered to the Agent and its special counsel counterpart originals, certificates or other copies of such documents and proceedings in connection with this Agreement and in such quantities as the Agent or its special counsel may reasonably request.

     3. General.

	     (a) Effect of Amendment. Except as expressly amended hereby, this Amendment shall not constitute (a) an amendment, modification or alteration of the terms, conditions or covenants of the Agreement, the Notes, the Security Agreements or any and all documents or agreements executed pursuant to the foregoing,
(b) a waiver, release or limitation upon the exercise by any of the Banks of any of their respective rights, legal or equitable, under the Agreement, the Notes, the Security Agreements or any
	and all documents or agreements executed pursuant to the foregoing, or (c) a waiver of any Event of Default or Potential Event of Default under the Agreement. Except as expressly stated herein, this Amendment shall not relieve or release the Borrower in any way or to any extent from any of the duties, obligations, covenants or agreements imposed upon the Borrower by the Agreement, the Notes, the Security Agreements and any and all
	documents or agreements executed thereunder. Except as expressly amended hereby, the Agreement remains in full force and effect.

	     (b) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.



[Remainder of Page Intentionally Left Blank.]

          IN WITNESS WHEREOF, the parties hereunto have executed this Amendment as of the day and year first above written.



ATTEST:                        L. B. FOSTER COMPANY


David L. Voltz                 By:     Lee B. Foster, II
                               Title:  CEO


David L. Voltz                 ALLEGHENY RAIL PRODUCTS, INC.


                               By:      Henry M. Ortwein, Jr.
                               Title:   President


                               MELLON BANK, N.A., individually
                               and as Agent

                               By:       Charles H. Staub
                               Title:    Vice President


                               NBD BANK

                               By:       Thomas W. Doddridge
                               Title:    Vice President


                               CORESTATES BANK, N.A.


                               By:      Michael Schmittlein
                               Title:   Vice President